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                                                                   Exhibit 10.15


                [SERVICEWARE LETTERHEAD]     [SERVICEWARE LOGO]


                                                                January 19, 2000


Rajiv Enand
526 Salem Heights Drive
Gibsonia, PA 15044


Dear Rajiv:

This letter is to confirm your updated compensation package as Chairman of the Board for ServiceWare. I have reviewed this and have unanimous consent from the compensation committee of the board of directors to offer this package to you.

Your base salary shall continue to be $200,000/year. Your exclusive bonus program for FY2000 shall be based on the company achieving its FY2000 operating plan of $32.5M in revenue. If the company is able to 100% of that number, you will be given a $50,000 bonus. If the company is able to achieve between 90% and 100% of that number, you will be given a $25,000 bonus.

Cash compensation and all associated employee benefits available to you shall be guaranteed through June 30, 2001, at which time they shall cease. For FY2001, there shall be no bonus program as part of your compensation.


                                        Regards,


                                        /s/ Mark Tapling

                                        Mark Tapling
                                        Chief Executive Officer